Exhibit 10.20

NONQUALIFIED STOCK OPTION AGREEMENT

THE TORO COMPANY 2000 DIRECTORS STOCK OPTION PLAN

Agreement dated November   , 20   , between The Toro Company, a Delaware corporation (“Toro”), and <<name>> (“you”) setting forth the terms and conditions of the grant to you of a nonqualified option to purchase            shares of Toro Common Stock, at an exercise price of    .    per share, under The Toro Company 2000 Directors Stock Option Plan (“Plan”).

1.                                       Expiration Date.  This option shall expire on November    , 20   .

2.                                       Vesting.  Except as provided in Sections 3 and 5, this option shall vest and become exercisable in three approximately equal installments on each of the first, second and third anniversaries after the date of grant.

3.                                       Exercise.  Except as provided in Section 2 or as otherwise provided in this section, you may exercise the option only while you are a director of Toro and only if you have been continuously serving since the date of grant, except as follows:

(a)

If you become disabled, this option will vest in full on the date your service ceases by reason of such disability, and you or your guardian or legal representative may exercise the option until the earlier of the date the option expires or one year after the date your service ceases by reason of your disability.

(b)

If you die, this option will vest immediately, and your legal representatives, heirs or legatees may exercise the option until the earlier of the date it expires or one year after the date of your death.

(c)

If you have served as a member of the Board for ten full fiscal years or longer and terminate service on the Board, (i) the option will continue to vest in accordance with its terms and (ii) you may exercise the vested portion of the option for up to four years after the date of termination, but not later than the date the option expires.

(d)

If you have served as a member of the Board for less than ten full fiscal years and terminate service on the Board, (i) any unvested portion of the option shall expire and be canceled and (ii) you may exercise any vested portion of the option for up to three months after the date of termination, but not later than the date the option expires.

4.                                       No Transfer. You may not transfer this option other than by will or applicable laws of descent and distribution.

5.                                       Change of Control. This option will vest in full if there is a Change of Control of Toro, as defined in the Plan as in effect at the date of such event, and will remain exercisable for three years following the Change of Control, but not later than the date the option expires.

6.                                       Methods of Exercise.  In order to exercise this option, you must deliver to the office of the Secretary of Toro a written notice of exercise specifying the number of whole shares with respect to which you wish to exercise this option, accompanied by payment in full of the exercise price for the shares to be purchased.  Payment may be made in (a) cash, (b) by tendering shares of Common Stock already owned for at least six months, valued at the 4 p.m. Eastern Time closing price on the date of exercise (or if a holiday, the most recent closing price), (c) in a combination of cash and Common Stock, or (d) by tendering a notice of exercise of options and irrevocable instructions to a brokerage firm and Toro to execute a cashless exercise in accordance with the terms of the Plan.

7.                                       General Restriction.  If at any time the Board of Directors  determines that the listing, registration or qualification of the Common Stock subject to the option on any securities exchange or under any state or federal law, or the consent or, approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Common Stock under this option, this option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Board.

8.                                       Tax Withholding.   If you exercise this option, you will recognize ordinary income to the extent that the exercise price is lower than the fair market value of the Common Stock on the exercise date (the “spread”) and you will owe income tax on the spread.  Toro has the right to deduct from any settlement made upon your exercise of the option, any federal, state or local taxes of any kind required by law to be withheld with respect to the income recognized, or to require you to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of Toro to satisfy all obligations for payment of such taxes.  If Common Stock is withheld or surrendered to satisfy tax withholding, such stock will be valued at its fair market value as of the date it is withheld or surrendered.  Toro may also deduct from any such settlement any amounts you may owe Toro.

  9.                                 Governing Law. This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

10.                                 Conflict.  To the extent the terms of this agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this agreement.

11.                                 Non-negotiable Terms.  The terms of this option are not negotiable, but you may refuse to accept this option by notifying Toro’s Corporate Secretary in writing.

IN WITNESS WHEREOF, this option agreement has been executed and delivered by The Toro Company.

November , 2008	By:
Chairman & CEO

I hereby agree to the terms and conditions governing this option grant as set forth in this agreement, acknowledge that I have received electronically a copy of the Prospectus relating to the Toro Common Stock and agree to accept electronic delivery of the Prospectus, Toro’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and Current Reports on Form 8-K by email directed to my Toro email address.

Note:  If you do not wish to accept this option on the terms stated in this agreement, please contact Toro’s Corporate Secretary immediately to decline the grant.